EXHIBIT 99.1


RF MICRO DEVICES

NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

Contacts:
(336) 664-1233

Dean Priddy
Chief Financial Officer


RF MICRO DEVICES ANNOUNCES REDEMPTION OF OUTSTANDING 3.75% CONVERTIBLE
BONDS

GREENSBORO, NC-July 27, 2004- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today announced that it has called for redemption on August 15, 2004 all of its outstanding 3.75% Convertible Subordinated Notes due August 15, 2005 (the "Notes"). The aggregate principal amount outstanding of the Notes is $100,000,000. The Notes will be redeemed at a redemption price of 100.0% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

As an alternative to redemption, prior to close of business on August 13, 2004, holders may convert their Notes into shares of RF Micro Devices common stock at a price of $45.09 per share, or 22.18 shares of RF Micro Devices common stock per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On July 27, 2004, the closing price of RF Micro Devices common stock on The Nasdaq National Market was $5.92 per share. Accordingly, the Company expects all of the Notes to be surrendered for redemption.

A Notice of Redemption is being mailed by Wachovia Bank, National
Association, the Trustee and Paying Agent for the Notes, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Wachovia by calling 1-800-665-9343.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones. The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers. The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS). The Company derives revenue from the sale of standard and custom-designed products. The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth-Registered Trademark- products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to increase production capacity quickly in response to increases in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

# # #

RF MICRO DEVICES-Registered Trademark- and RFMD-Registered Trademark-are trademarks of RFMD, LLC. BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.